UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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[  ]              Preliminary Information Statement
[  ]              Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
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Trust for Professional Managers
(Name of Registrant As Specified In Its Charter)

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IMPORTANT NEWS ABOUT THE PMC FUNDS

September 28, 2011

To the Shareholders of the PMC Funds:

The enclosed document is purely for informational purposes.  You are not being asked to vote or take action on any matter.  The document relates to the appointment of a new investment sub-adviser to the PMC Core Fixed Income Fund and the PMC Diversified Equity Fund (each, a “Fund,” and collectively, the “PMC Funds”), each a series of Trust for Professional Managers (the “Trust”).

As described in the enclosed Information Statement, William Blair & Company, L.L.C. (“William Blair”) has been added as a new sub-adviser to manage a portion of each Fund’s assets effective as of June 30, 2011.  Accordingly, the Board of Trustees of the Trust (the “Board of Trustees” or the “Board”) approved an interim sub-advisory agreement between Envestnet Asset Management, Inc. (“Envestnet”), the PMC Funds’ investment adviser, and William Blair effective of June 30, 2011.  Additionally, at an in-person meeting of the Board of Trustees on July 21, 2011, the Board of Trustees approved a sub-advisory agreement between Envestnet and William Blair.  The sub-advisory agreement with William Blair was approved by the Board of Trustees in accordance with an exemptive order granted to the PMC Funds by the Securities and Exchange Commission effective as of September 26, 2007.  The enclosed Information Statement provides more information about William Blair.  Please take a few moments to read this document.  Call us at (866) PMC-7388 if you have any questions or would like additional information.

On behalf of Envestnet, I thank you for your continued investment.

Sincerely,

Brandon Thomas
Chief Investment Officer and Managing Director
Envestnet Asset Management, Inc.

PMC FUNDS
EACH A SERIES OF TRUST FOR PROFESSIONAL MANAGERS
615 EAST MICHIGAN STREET
MILWAUKEE, WI 53202

____________________________
INFORMATION STATEMENT

NOTICE OF APPOINTMENT OF NEW SUB-ADVISER

This Information Statement is being mailed on or about September 28, 2011 to shareholders of record as of June 30, 2011 (the “Record Date”).  The Information Statement is being provided to shareholders of the PMC Core Fixed Income Fund and the PMC Diversified Equity Fund (each, a “Fund,” and collectively, “PMC Funds”), each a series of Trust for Professional Managers (the “Trust”), a Delaware statutory trust with principal offices located at 615 East Michigan Street, Milwaukee, WI 53202, in lieu of a proxy statement, pursuant to the terms of an exemptive order that PMC Funds, the Trust and the investment adviser to PMC Funds, Envestnet Asset Management, Inc. (the “Adviser”), received from the U.S. Securities and Exchange Commission (“SEC”) effective as of September 26, 2007.  The exemptive order permits the Adviser, subject to approval of the Trust’s Board of Trustees (the “Board” or the “Trustees”), to enter into or materially amend sub-advisory agreements without obtaining shareholder approval, provided that an Information Statement is sent to shareholders of PMC Funds.  The Board reviews each Fund’s sub-advisory agreements annually.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF
THIS INFORMATION STATEMENT
This Information Statement is available at www.investpmc.com.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PMC Funds will bear the expenses incurred with preparing and distributing this Information Statement.  One Information Statement may be delivered to shareholders sharing the same address unless PMC Funds have received contrary instructions from a shareholder.

YOU MAY OBTAIN A COPY OF PMC FUNDS’ MOST RECENT ANNUAL OR SEMI-ANNUAL REPORT TO SHAREHOLDERS, FREE OF CHARGE, BY VISITING PMC FUNDS’ WEBSITE AT WWW.INVESTPMC.COM, BY WRITING TO PMC FUNDS, C/O U.S. BANCORP FUND SERVICES, LLC, P.O. BOX 701, MILWAUKEE, WI 53201 OR BY CALLING (TOLL-FREE) (866) PMC-7388.

THE ADVISER AND ITS ADVISORY AGREEMENT

Pursuant to an Investment Advisory Agreement dated June 15, 2010, (the “Advisory Agreement”) with the Trust, the Adviser, an Illinois corporation headquartered at 35 East Wacker Drive, Suite 2400, Chicago, Illinois 60601, serves as the investment adviser to the PMC Funds.  The Advisory Agreement was last submitted to a vote of the shareholders of each Fund on June 11, 2010.  The Advisory Agreement continues in effect for an initial period of two years, and subsequently from year to year only if such continuance is specifically approved at least annually by the Board or by vote of a majority of a Fund’s outstanding voting securities and by a majority of trustees of the Trust who are not parties to the Advisory Agreement or interested persons of any such party, at a meeting called for the purpose of voting on the Advisory Agreement.  The Advisory Agreement is terminable without penalty by the Trust on behalf of a Fund or by vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice when authorized either by a majority vote of a Fund’s shareholders or by a vote of a majority of the Board, or by the Adviser upon 60 days’ written notice, and will automatically terminate in the event of its “assignment,” as defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

The Advisory Agreement provides that the Adviser, in the absence of willful misfeasance, bad faith, negligence, or reckless disregard of its obligations or duties under the Advisory Agreement, will not be subject to liability to the Trust or the PMC Funds or any shareholder of the PMC Funds for any act or omission in the course of, or in connection with, rendering services under the Advisory Agreement or for any losses that may be sustained in the purchase, holding or sale of any security by the PMC Funds.  In addition, each party to the Advisory Agreement is indemnified by the other against any loss, liability, claim, damage or expense arising out of the such indemnified party’s performance or non-performance of any duties under the Advisory Agreement, except in the case of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of it obligations and duties.

As compensation for its services, the Adviser receives the following management fee from each Fund:

Advisory Fee (as a percentage of average daily net assets)
PMC Fund	$2.5 billion or less	More than $2.5 billion but less than $5 billion	$5 billion or more
Core Fixed Income Fund	0.800%	0.775%	0.750%
	$500 million or less	More than $500 million but less than $1 billion	$1 billion or more
Diversified Equity Fund	0.950%	0.925%	0.900%

From each Fund’s management fees, the Adviser pays that Fund’s sub-advisers a sub-advisory fee.  The Adviser currently utilizes six sub-advisers, not all of whom are currently active in managing one or more of the PMC Funds.  Under the Advisory Agreement, the Adviser monitors the performance of the sub-advisers on an ongoing basis.  Factors the Adviser considers with respect to each sub-adviser include, among others:

•	the qualifications of the sub-adviser’s investment personnel;
•	the sub-adviser’s investment philosophy and process; and
•	the sub-adviser’s long-term performance results.

Each sub-adviser serves pursuant to a separate sub-advisory agreement under which the sub-adviser manages a portion of the applicable PMC Fund’s investment portfolio allocated to it by the Adviser, and provides related compliance and record-keeping services. One of the other sub-adviser, Neuberger Berman Fixed Income Fund LLC, was previously appointed as a subadvisor to the PMC Core Fixed Income Fund, without shareholder approval, in accordance with the exemptive order described above.  An Information Statement was sent to shareholders in connection with the appointment.

BOARD APPROVAL AND EVALUATION OF THE NEW SUB-ADVISORY AGREEMENT

On June 6, 2011, William Blair announced that it intended to acquire Singer Partners, LLC (“Singer”) effective June 30, 2011.  Singer was previously approved as a sub-advisor by the Board on February 4, 2011 to manage a portion of each Fund’s assets.  In anticipation of the acquisition, on June 20, 2011, the Board approved an interim sub-advisory agreement between William Blair and the Adviser effective June 30, 2011.  Subsequently, at a meeting of the Board held July 21, 2011 (the “July 2011 Meeting”), the Board, including a majority of the trustees who are not “interested persons” of the Trust within the meaning of the 1940 Act (the “Independent Trustees”), reviewed the various factors relevant to the Board’s consideration of the investment sub-advisory agreement between the Adviser and William Blair (the “Sub-Advisory Agreement”) and the Board’s legal responsibilities related to such consideration and after analysis and discussions of the factors identified below, approved the Sub-Advisory Agreement.

Nature, Extent and Quality of Services Provided by William Blair:  The Trustees considered the nature, extent and quality of services to be provided by William Blair to the PMC Funds.  The Trustees considered William Blair’s specific responsibilities in all aspects of day-to-day management of a portion of the PMC Funds’ assets, as well as the qualifications, experience and responsibilities of the portfolio managers who would be involved in the day-to-day activities of the PMC Funds pursuant to the Sub-Advisory Agreement.  These portfolio managers, Brian Singer, Edwin Denson, Thomas Clark, Renato Staub and Edouard Senechal, are the same persons who previously sub-advised the PMC Funds under the Adviser’s sub-advisory agreement with Singer.  The Trustees also considered information provided by the Advisor prior to the July 2011 Meeting relating to William Blair’s code of ethics and its compliance and control procedures and objectives with respect to providing sub-advisory services to the PMC Funds.  The Trustees concluded that William Blair had sufficient quality and depth of personnel, resources, investment methods and compliance policies and procedures essential to performing its duties under the Sub-Advisory Agreement and that the nature, overall quality and extent of the management services to be provided to the PMC Funds were satisfactory and reliable.

Investment Performance of William Blair:  The Trustees considered the experience and background of the portfolio managers and performance of the segment of the Funds’ assets when previously managed by Singer and currently managed by William Blair under the interim sub-advisory agreement approved by the Board at the June 20, 2011 meeting.  In considering performance, the Trustees noted that they had reviewed performance information as well as the qualifications, background and experience of the former Singer portfolio managers now employed by William Blair at a meeting of the Board held on February 4, 2011, at which the Board had considered the approval of Singer as a sub-adviser to the PMC Funds.  The Trustees concluded that the performance obtained by these portfolio managers was satisfactory under current market conditions.  Although past performance is not a guarantee or indication of future results, the Trustees concluded that the PMC Funds and their shareholders were likely to benefit from William Blair’s management.

Costs of Services Provided:  The Trustees reviewed and considered the sub-advisory fees payable by the Adviser to William Blair under the Sub-Advisory Agreement, which would be identical to the fees previously paid by the Adviser to Singer.  Since William Blair’s sub-advisory fees will be paid by the Adviser, the overall advisory fee paid by the PMC Funds will not be directly affected by William Blair’s sub-advisory fee.  Consequently, the Trustees did not consider the costs of services to be provided by William Blair or its profitability from its relationship with the PMC Funds because the Trustees did not consider these factors as relevant.  Based on all these factors, the Trustees concluded that the sub-advisory fees to be paid to William Blair by the Adviser were reasonable in light of the services to be provided under the Sub-Advisory Agreement.

Profitability and Economies of Scale to be Realized:  Since the sub-advisory fees payable to William Blair will not be paid by PMC Funds, the Trustees did not consider whether the sub-advisory fees should reflect any potential economies of scale that might be realized as PMC Funds’ assets increase.

The recommendation to retain William Blair following its acquisition of Singer was made by the Adviser in the ordinary course of its ongoing evaluation of its sub-advisers.  Importantly, the recommendation to retain William Blair to manage a portion of the Funds’ assets was based on the continuing role of the former Singer portfolio managers in the management of the portion of the PMC Funds’ portfolios allocated to William Blair and an evaluation of the qualifications of William Blair’s investment personnel, investment philosophy and process and long-term performance results, among others factors, including the Adviser’s analysis that William Blair’s investment strategy is complementary to the investment strategy of each Fund’s other sub-advisers and a continuation of the strategy employed by Singer.

No single factor was determinative in the Trustees’ decision to approve the Sub-Advisory Agreement, but rather the Trustees based their determination on the total mix of information available.  Based on a consideration of all the factors in their totality, the Trustees determined that the Sub-Advisory Agreement, including the sub-advisory fees, was fair and reasonable.  The Board of Trustees therefore determined that the approval of Sub-Advisory Agreement for PMC Funds would be in the best interest of PMC Funds and their shareholders.

INFORMATION REGARDING THE SUB-ADVISORY AGREEMENT

The sub-advisory fees each sub-adviser receives for its services to PMC Funds are paid from the Adviser’s management fees.  For the fiscal year ended August 31, 2011, for its services under the investment advisory agreement with the Trust, the Adviser received a management fee of 0.80% and 0.95% of the average net assets of the Core Fixed Income Fund and Diversified Equity Fund, respectively, computed daily and payable monthly.  The Adviser has contractually committed to waive its management fees and/or reimburse expenses of each Fund to ensure that Total Annual Fund Operating Expenses (exclusive generally of front-end or contingent deferred loads, taxes, leverage, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization, acquired fund fees and expenses or extraordinary expenses such as litigation) do not exceed 1.00% and 1.40% of the Fund’s average net assets for the Core Fixed Income Fund and the Diversified Equity Fund, respectively, through at least June 14, 2012.  In addition, the Adviser may voluntarily agree to waive a portion of the management fees payable to it above and beyond any amount waived under such agreement.

For the fiscal year ended August 31, 2011, each Fund paid the Adviser the following management fees:

Fund	Advisory Fee	Waiver	Advisory Fee after Waiver
Core Fixed Income Fund	$575,639	$346,017	$229,622
Diversified Equity Fund	$590,008	$184,569	$405,439

The Sub-Advisory Agreement was approved by the Board at the July 2011 Meeting for an initial term of two years.  Thereafter, continuance of the Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.  The Sub-Advisory Agreement provides that it will terminate automatically in the event of its “assignment” within the meaning of the 1940 Act, except as otherwise provided by applicable law or the exemptive order.

Other than the effective and renewal dates, and the rate of compensation paid by the Adviser to particular sub-advisers, the terms of the Sub-Advisory Agreement are substantially similar to the sub-advisory agreements between the Adviser and the other sub-advisers of PMC Funds.  The Sub-Advisory Agreement provides that William Blair, among other duties, will make all investment decisions for the portion of each Fund’s assets allocated to William Blair as described in PMC Funds’ prospectus.  William Blair, subject to the supervision of the Board and the Adviser, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the portion of each Fund’s assets allocated to William Blair.  William Blair also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the PMC Fund’s assets.

The Sub-Advisory Agreement provides that the Adviser will compensate William Blair on the basis of the average daily net assets of each Fund allocated to William Blair.  The Adviser compensates William Blair from the management fees that it receives from PMC Funds.  William Blair generally will pay all expenses it incurs in connection with its activities under the Sub-Advisory Agreement, other than the costs of PMC Funds’ portfolio securities and other investments.  The table below illustrates the aggregate sub-advisory fees paid by the Adviser on behalf of each Fund to the sub-advisers responsible for PMC Funds’ management for the fiscal year ended August 31, 2011:

Fund	Sub-Advisory Fees (total dollar amount)	Sub-Advisory Fees (as a percentage of net assets)
Core Fixed Income Fund	$164,744	0.236%
Diversified Equity Fund	$243,276	0.392%

The Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of a Fund (as defined in the 1940 Act), or the Adviser, or (ii) by William Blair, all on not less than sixty days’ written notice to William Blair, the Adviser and the Trust.

INFORMATION ABOUT WILLIAM BLAIR

William Blair is a Delaware limited liability company with principal offices located at 222 West Adams Street, Chicago, Illinois 60606, and is an SEC-registered investment adviser.  William Blair is a global investment firm offering investment banking, asset management, equity research and institutional and private brokerage to individual, institutional and issuing clients since 1953.  As of June 30, 2011, William Blair had over $45.5 billion in assets under management.

The following table provides information on the principal executive officers and directors of William Blair:

Name and Address*	Title and Principal Occupation
Timothy L. Burke	Chief Financial Officer
Edgar D. Coolidge III	Vice Chairman
John R. Ettelson	President, Chief Executive Officer
Brent W. Gledhill	Executive Committee Member
William G. Greig	Executive Committee Member
Edgar D. Jannotta	Chairman
Richard P. Kiphart	Executive Committee Member
John C. Moore	Executive Committee Member
Robert D. Newman	Executive Committee Member
Thomas W. Pace	Director of Operations
Walter R. Randall Jr.	Chief Compliance Officer – Investment Adviser
Michelle R. Seitz	Executive Committee Member
Arthur J. Simon	General Counsel
Richard W. Smirl	Chief Operating Officer – Investment Adviser
Kenneth L. Wagner	Chief Compliance Officer – Broker Dealer
* The principal mailing address of each individual is that of William Blair’s principal offices as stated above.

William Blair is a wholly owned subsidiary of WBC Holdings, L.P.  The general partners having the three largest partnership interests in WBC Holdings, L.P. are [per item 22(c)(3) of Schedule 14A].

The following persons, who are the same persons employed by Singer, serve as the portfolio managers responsible for the management of the portion of each Fund’s portfolio managed by William Blair.

Brian D. Singer, CFA®
Brian Singer, CFA, is the Head of the Global Macro Strategies Team at William Blair.  Prior to joining William Blair in 2011, he was the Chief Investment Officer of Singer from its founding in July 2009.  Prior to that, Mr. Singer was the head of Global Investment Solutions and Americas Chief Investment Officer for UBS Global Asset Management.  He was a member of the UBS Group Managing Board and Global Asset Management Executive Committee.  Mr. Singer is a board member and former chair of the CFA Institute Board of Governors and is also a former member of the Research Foundation of CFA Institute Board of Trustees.  He was elected to the Board in 2004 and previously served as chair of the Candidate Curriculum Committee.  Mr. Singer serves on the Exeter College at Oxford University Endowment Investment Committee and is the chairman of the Milton Friedman inspired organization ‘Free To Choose Network.’  In 1991, he co-wrote a landmark update to one of the pioneering studies on asset allocation, ‘Determinants of Portfolio Performance II: An Update,’ with Gary Brinson and Gilbert Beebower.  In 2009, Mr. Singer was the lead author of ‘Investment Leadership and Portfolio Management, Wiley Publishing.

Edwin Denson, Ph.D.
Edwin Denson is a member of the Global Macro Strategies Team at William Blair.  Prior to joining William Blair in 2011, he was a member of Singer’s investment team with special focus on market strategy. Prior to joining Singer in July 2009, he served as Head of Asset Allocation, Global Investment Solutions at UBS Global Asset Management with overall responsibility for the asset allocation strategy of multi-asset portfolios.  Prior to heading Asset Allocation at UBS Global Asset Management, Dr. Denson was a Senior Asset Allocation Analyst at the firm with responsibility for setting asset allocation strategy for a number of multi-asset portfolios and developing the asset allocation investment process.  Dr. Denson’s experience prior to joining UBS Global Asset Management in 2001 includes serving as an economist at Putnam Investments, Primark Decision Economics, and Lehman Brothers, as a partner in a commodity trading advisory firm and as a quantitative equity trader for a private trading partnership.  Dr. Denson holds an AB in Economics from Cornell University and a PhD in Economics from Northwestern University, with specializations in macroeconomics and econometrics.

Thomas Clarke
Thomas Clarke is a member of the Global Macro Strategies Team at William Blair.  Prior to joining William Blair in 2011, he was a member of Singer’s investment team with special focus on currency strategy.  Prior to joining Singer in July 2009, he served as Head of Currency Analysis & Strategy and Managing Director at UBS, where he was responsible for UBS Global Asset Management’s global currency investment capability.  His roles included setting currency strategies for global macro client portfolios, global and international equity, fixed income, multi-asset and balanced portfolios.  He was also responsible for the development and management of the currency analysis process.  Mr. Clarke was a member of the Global Asset Allocation and Currency Committee, and the UK Investment Committee. Prior to joining UBS Global Asset Management in 2000, Mr. Clarke was Head of Currency for Rothschild Asset Management where he spent ten years as part of the Fixed Income and Currency Group.  He holds the Institute for Investment Management and Research qualification, as well as a BSc from University of Manchester (UK).

Edouard Senechal, CFA®, FRM
Edouard Senechal is a member of the Global Macro Strategies Team at William Blair.  Prior to joining William Blair in 2011, he was responsible for quantitative research and risk management at Singer since July 2009.  Prior to that, he served as Executive Director and Senior Risk Manager of UBS Global Asset Management Americas.  At UBS, Mr. Senechal also managed a quantitative research group focused on external manager research and was in charge of implementing portable alpha solutions.  Prior to UBS he served as a Senior Consultant for Applied Research at Barra.  He also worked as a Client Support consultant at Barra in both London and New York.  Mr. Senechal is a Chartered Financial Analyst® and a Financial Risk Manager.  He has authored a number of publications including most recently the “The Empirical Law of Active Management: Perspectives on the Declining Skill of U.S. Fund Managers” published in 2010 in the Journal of Portfolio Management.  Mr. Senechal holds a BA in Economics from Dauphine University in Paris, France, and a MBA from the University of Chicago.

Renato Staub, Ph.D.
Renato Staub is a member of the Global Macro Strategies Team at William Blair.  Prior to joining William Blair in 2011, he was a Partner at Singer responsible for quantitative research and risk management since July 2009.  Prior to that, he served as senior investment and risk analyst of UBS Global Asset Management Zurich, where he was responsible for risk analysis, valuation analysis, and portfolio construction of liquid and alternative assets for asset allocation.  Dr. Staub joined the UBS in 1996 as a quantitative analyst and was involved in the development of alternative investments such as the global leveraged portfolio, market-neutral portfolio, and risk-controlled portfolio.  Dr. Staub has published articles in a variety of professional journals and has presented at conferences hosted by the CFA Institute, Q-Group, Barra, Risk Waters Group, the Society of Quantitative Analysis (New York), and the Quantitative Work Alliance for Applied Finance, Education & Wisdom (Chicago).  Dr. Staub received his MS from the Swiss Federal Institute of Technology in Zurich (Switzerland), as well as an MA and his Ph.D. from the University of St. Gallen (Switzerland).

CFA® and Chartered Financial Analyst® are registered trademarks owned by the CFA Institute.

Other Investment Companies Advised or Sub-Advised by William Blair.  William Blair currently acts as adviser to the William Blair Funds, an open-end registered investment company with 19 different Funds, some of which may have similar investment objectives and policies to those of PMC Funds.

BROKERAGE COMMISSIONS
The following table shows the amounts paid by each Fund in brokerage commissions for the fiscal year ended August 31, 2011:

Brokerage Commissions Paid During Fiscal Year Ended August 31, 2011
Core Fixed Income Fund	$387
Diversified Equity Fund	$50,715

For the fiscal year ended August 31, 2011, neither Fund directed any brokerage transactions to a broker because of research services provided.  (Note:  If any portfolio transactions were effected through a William Blair-affiliated broker, provide (for last fiscal year) the amount of commissions paid to the affiliated broker (both actual amount and percentage of total commissions). Each affiliated broker must be identified as well as the basis for the affiliation).

ADDITIONAL INFORMATION ABOUT PMC FUNDS

ADMINISTRATOR

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, serves as the administrator of PMC Funds.

PRINCIPAL UNDERWRITER

Foreside Fund Services, LLC, a subsidiary of the Foreside Financial Group, located at Three Canal Street, Suite 100, Portland, ME 04101, serves as the principal underwriter and distributor of PMC Funds.

TRANSFER AGENT

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, provides transfer agency services to PMC Funds.

CUSTODIAN

U.S. Bank N.A., Custody Operations, located at 1555 North River Center Drive, Suite 302 Milwaukee, WI  53212, provides custody services for PMC Funds.

FINANCIAL INFORMATION

PMC Funds’ most recent annual report and semi-annual report are available on request, without charge, by writing to PMC Funds c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201 or calling (888) PMC-7338.

RECORD OF BENEFICIAL OWNERSHIP

A principal shareholder is any person who owns of record or beneficially 5% or more of the outstanding shares of a Fund.  A control person is one who owns beneficially or through controlled companies more than 25% of the voting securities of a company or acknowledges the existence of control.  Shareholders with a controlling interest could affect the outcome of voting or the direction of management of a Fund.  For each control person listed that is a company, the jurisdiction under the laws of which the company is organized (if applicable) and the company’s parent entity are listed.  As of the Record Date, the following shareholders were considered to be either a control person or principal shareholder of PMC Funds:

Core Fixed Income Fund
Name and Address	% of Ownership	Type of Ownership	Parent Company	Jurisdiction
Pershing, LLC P.O. Box 2052 Jersey City, NJ 07303-2052	50.45%	Record	Pershing Group LLC	DE

Diversified Equity Fund
Name and Address	% of Ownership	Type of Ownership	Parent Company	Jurisdiction
Pershing, LLC P.O. Box 2052 Jersey City, NJ 07303-2052	65.22%	Record	Pershing Group LLC	DE
Charles Schwab & Co., Inc. FBO Its Customers 101 Montgomery St. San Francisco, CA 94104	7.39%	Record	N/A	N/A

As of the date of this Information Statement, the Board members and officers of the Trust as a group did not own any outstanding shares of PMC Funds.

SHAREHOLDER PROPOSALS

PMC Funds are not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to PMC Funds in reasonable time prior to the solicitation of proxies for the meeting.

DELIVERY OF SHAREHOLDER DOCUMENTS

Only one copy of this Information Statement and other documents related to PMC Funds, such as annual reports, proxy materials, quarterly statements, etc., is being delivered to multiple shareholders sharing an address, unless the Trust has received contrary instructions from one or more shareholders.  Shareholders sharing an address who are currently receiving a single copy of such documents and who wish to receive a separate copy of such documents may make such request by contacting PMC Funds in writing at PMC Funds c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI or by calling (888) PMC-7338.  Shareholders sharing an address who are currently receiving multiple copies of such documents and who wish to receive delivery of a single copy of such documents may make such request by contacting PMC Funds at the same address or telephone number.